SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 22, 2005 (April 20, 2005)

                              Market Central, Inc.

          Delaware                       0-22969                 59-3562953
(State or other jurisdiction    (Commission File ID No.)     (IRS Employer No.)
      of incorporation)

                         7810 Ballantyne Commons Parkway
                                    Suite 300
                               Charlotte, NC 28277
                    (Address of principal executive offices)
                                 (704) 319-2250
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2005, Market Central, Inc. (the "Company") and Glen Hammer, a major stockholder of the Company ("Hammer") entered into an agreement (the "Agreement") to modify the November 2004 escrow agreement between the Company and Hammer, whereby Hammer would (1) contribute shares of Common Stock of the Company owned by him to the Company, (2) cancel current indebtedness owed to him by the Company upon the issuance of shares of the Company's Series A Preferred Stock to him, (3) assume certain indebtedness payable by the Company pending the delivery of his shares of Common Stock to the Company not later than April 30, 2005. Hammer indicated to the Company that he likely would not be able to deliver the shares as previously agreed due in part to the encumbrance of his shares by lending institutions.


The Agreement provides that (1) the Company shall loan Hammer $400,000, which will be repaid out of the proceeds of the orderly sale of Hammer's remaining shares of Common Stock, (2) Hammer shall contribute an additional 159,630 shares of Common Stock more than previously agreed, bringing the total shares to be returned to the Company to 3,100,000; and (3) Hammer shall immediately provide management a proxy to vote all of his shares at the Company's next annual meeting of stockholder (which he has done). The previous agreements regarding the assumption of indebtedness and the issuance of Series A Preferred Stock to Hammer remain unchanged. All of these transactions will be consummated simultaneously, and are expected to close not later than June 1, 2005.




                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                       Market Central, Inc.
                                       (Registrant)


Dated: April 22, 2005                  By:  /s/ Clifford Clark
                                       ---------------------------------------
                                       Clifford Clark, Chief Financial Officer




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